Registration No. 333-________

As filed with the Securities and Exchange Commission on September 25, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRANA BIOTECHNOLOGY LIMITED
(Exact name of registrant as specified in its charter)

Australia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Prana Biotechnology Limited
ABN 37 080 699 065
Level 2, 369 Royal Parade, Parkville, Victoria 3052, Australia
(Address of Principal Executive Offices) (Zip Code)

PRANA BIOTECHNOLOGY LIMITED
2004 AMERICAN DEPOSITORY SHARE (ADS) OPTION PLAN
(Full title of the plan)

Puglisi & Associates
850 Library Avenue, Suite 204
P.O. Box 885
Newark, Delaware 19715
(Name and address of agent for service)

Tel. (302) 738-6680
(Telephone number, including area code, of agent for service)

Copies to:

Steven J. Glusband, Esq.	Michael Quinert, Esq.
Carter Ledyard & Milburn LLP	Oakley Thompson & Co.
2 Wall Street	Level 17, 500 Collins Street, Melbourne
New York, New York 10005	Vic 3000, Australia
Tel: 212-732-3200	Tel: (61 3) 8676 0222
Fax: 212-732-3232	Fax: (61 3) 8676 0275

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee (3)

Ordinary Shares, no par value	3,800,000	(4)	$0.50	(5)	$1,900,000	$74.67

(1)	The ordinary shares, no par value, of the Registrant (“Ordinary Shares”) may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents ten Ordinary Shares. ADSs, evidenced by American Depositary Receipts (“ADRs”), each representing ten Ordinary Shares of the Registrant, have been registered on a separate registration statement on Form F-6 filed with the Securities and Exchange Commission on August 28, 2006, as amended by post-effective amendment no. 1 to the registration statement on Form 6 filed with the Securities and Exchange Commission on December 21, 2007 (File 333-136944).

(2)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of Ordinary Shares that may be offered or issued pursuant to the Registrant’s 2004 American Depository Share (ADS) Option Plan by reason of stock splits, stock dividends or similar transactions.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: proposed maximum aggregate offering price multiplied by .0000393.

(4)	Issuable under options previously granted under the Registrant’s 2004 American Depository Share (ADS) Option Plan.

(5)	Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, in the case of shares purchasable upon exercise of outstanding options, the proposed maximum offering price is the exercise price provided for in the respective option grant.

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act, as amended (the “Exchange Act”) (Commission File No. 000-49843):

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended June 30, 2008; and

(b)	The description of the Registrant’s ADRs contained in the Registrant’s Registration Statement on Form 20-F filed with the Commission on May 28, 2002 (File No. 000-49843).

        In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant’s Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Our Constitution provides that, subject to the Australian Corporations Act, every director, secretary, manager or officer of our company or any person employed by our company as auditor shall be indemnified out of our funds against all liability incurred by such person as a director or officer in defending proceedings, whether civil or criminal, in which judgment is given in the persons favor or in which the person is acquitted in connection with any application under the Australian Corporations Act in which relief is granted to the person by a Court.

        Under our Constitution no director, auditor or other officer shall be liable for (i) any acts, receipts, neglect or defaults of any other director or officer for joining in any receipt or other act for conformity; (ii) any loss or expense that may happen to us through the inefficiency or deficiency of title to any property acquired by order of the directors or on our behalf; (iii) the inefficiency or deficiency of any security in or upon which any of our monies shall be invested; (iv) any loss or damage arising from bankruptcy, insolvency or tortuous act of any person with whom any monies, securities or effects shall be deposited; (v) any loss occasioned by any error of judgment, omission, default or oversight on the persons part; or (vi) any other loss damage or misfortune whatsoever which shall happen in relation to those things unless the same shall happen through the persons own negligence, default, breach or duty, breach of trust or dishonesty.

        In addition, our Constitution provides that to the extent permitted by law, we may pay, or agree to pay, a premium in respect of a contract insuring a person who is liable or has been an officer of our company or one of our subsidiaries against a liability:

—	incurred by the person in his or her capacity as an officer of our company or a subsidiary of our company provided that the liability does not arise out of a conduct involving a willful breach of duty in relation to our company or a subsidiary of our company; or

—	for costs and expenses incurred by that person defending proceedings, whatever their outcome.

        We maintain a directors’ and officers’ liability insurance policy. We have established a policy for the indemnification of our directors and officers against certain liabilities incurred as a director or officer, including costs and expenses associated in successfully defending legal proceedings.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

4.1	Constitution of Registrant (1)

4.2	Deposit Agreement dated March 23, 2001, as amended and restated as of December 21, 2007, among the Registrant, The Bank of New York, as depositary, and the owners and holders from time to time of ADRs issued thereunder (2)

4.3	Prana Biotechnology Limited 2004 American Depository Share (ADS) Option Plan (3)

5.1	Opinion of Oakley Thompson & Co. regarding legality of the securities being registered

23.1	Consent of Oakley Thompson & Co. (contained in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers, Registered Public Accounting Firm

23.4	Consent of Deloitte Touche Tohmatsu, Registered Public Accounting Firm

24.1	Power of Attorney (included as part of this Registration Statement)

(1)	Filed as an exhibit to the Registrant’s Registration Statement on Form 20-F, filed with the Commission on May 28, 2002 (File No. 000-49843), and incorporated herein by reference.
(2)	Filed as Exhibit 1 to the Registrant’s Post-Effective Amendment No. 1 to Form F-6 Registration Statement filed with the Commission on December 12, 2007(File 333-136944), and incorporated herein by reference.
(3)	Filed as Annexure A to Item 1 of the Registrant’s Report of Foreign Private Issuer on Form 6-K for the month of November, 2004, submitted to the Commission on November 3, 2004 (File No. 000-49843), and incorporated herein by reference.

Item 9. Undertakings.

    (a)        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia on September 25, 2008.

PRANA BIOTECHNOLOGY LIMITED. By: /s/ Geoffrey P. Kempler —————————————— Geoffrey P. Kempler Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Geoffrey Kempler and Richard Revelins and each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of Prana Biotechnology Limited, any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on September 25, 2008, by the following persons in the capacities indicated.

Signature	Title

/s/ Geoffrey P. Kempler	Chairman of the Board of Directors and Chief Executive Officer
Geoffrey P. Kempler

/s/ Richard Revelins	Chief Accounting and Financial Officer
Richard Revelins

/s/ Peter Marks	Director
Peter Marks

/s/ Brian D. Meltzer	Director
Brian D. Meltzer

/s/ George W. Mihaly	Director
George W. Mihaly

Puglisi & Associates	Authorized Representative in the United States

By: /s/ Gregory F. Lavelle —————————————— Gregory F. Lavelle Vice President